News Release
For information call:
Lydia Botham, Land O’Lakes: 651-481-2123
David Karpinski, Land O’Lakes: 651-481-2360
LAND O’LAKES ENTERS INTO AGREEMENT TO SELL CHEESE & PROTEIN
INTERNATIONAL (CPI) ASSETS TO SAPUTO CHEESE USA
Transaction includes a long-term milk supply agreement
Minneapolis (Feb. 21, 2007)...Land O’Lakes, Inc. announced today the entry into an agreement for the sale of assets of its Cheese & Protein International (CPI) operations, located in Tulare, Calif., to Saputo Cheese USA Inc. The sale includes substantially all of CPI’s cheese manufacturing operations and cut-and-wrap operations, formally known as Golden Valley Dairy Products. The transaction, with a sale price of approximately $216 million, includes a long-term milk supply agreement, under which Land O’Lakes will be the full milk supplier to the CPI facility.
It is anticipated that the transaction will close, subject to regulatory review, in April 2007. Additional details will be available in a Land O’Lakes 8K filing later today, at www.sec.gov.
The manufacturing and cut-and-wrap facilities employ approximately 530 full-time and part-time workers.
“We are very pleased to have found a strategic buyer for these facilities, as well as to have secured a long-term milk supply agreement for our members’ milk production,” said Land O’Lakes President and Chief Executive Officer Chris Policinski.
“Land O’Lakes heritage for more than 85 years has been to add value to our members’ milk production primarily through the marketing of branded, value-added dairy products. At the same time, we have maintained our commitment to providing a secure outlet for member milk, supported by appropriate investments and partnerships in manufacturing. This sale and milk supply agreement are consistent with that heritage and our business strategy.”
Land O’Lakes will continue to operate cheese manufacturing facilities in Tulare and Orland, Calif., Melrose, Minn., Denmark and Kiel, Wis., and a cheese processing facility in Spencer, Wis.
Land O’Lakes, a producer-owned cooperative based in Arden Hills, Minnesota, is one of the nation’s premier food and agricultural companies. Saputo Cheese USA Inc., a wholly-owned subsidiary of Saputo, Inc., headquartered in Montréal, Canada, is among the top five cheese producers in the United States.
Land O’Lakes (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative, with sales of more that $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the U.S.; services its international customers with a variety of food and animal food ingredients; and provides farmers and local cooperatives with an extensive line of agricultural supplies (feed, seed, plant food and crop protection products) and services.